Exhibit 99.1

     For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973

Synovus Reports 15.7% Increase in Net Income and 13.0% Increase In
Earnings per Share for Fourth Quarter 2004
Earnings per Share Increased 10.4% for the Full Year 2004

Financial Services Segment Reports Increases in Net Income of 18.7% for
Fourth Quarter and 14.7% for Full Year 2004

Columbus, Ga., January 19, 2005 — Synovus’ fourth quarter net income grew 15.7% over the fourth quarter 2003 to $118.7 million, which represented earnings per share growth of 13.0% to $.38 per share, Synovus’ Chief Executive Officer James H. Blanchard announced today. For the full year, earnings per share increased 10.4% over 2003.

     “Throughout 2004, the Synovus Financial Services segment provided the key drivers for growth in net income,” said Blanchard. “Excellent credit quality, strong loan growth and fundamental margin expansion led the earnings momentum in the fourth quarter. Additionally, TSYS gained momentum in the quarter with the successful conversion of the Bank One portfolio and an excellent Christmas shopping season.”

     Return on assets was 1.91% and return on equity was 17.92% for the fourth quarter 2004, compared to 1.94% and 18.37%, respectively, in the same period last year. For the full year, return on assets was 1.88% and return on equity was 17.63% compared to 1.91% and 17.95%, respectively, in 2003. Shareholders’ equity at December 31, 2004, was $2.64 billion, which represented a very strong 10.55% of quarter-end assets. Total assets ended the quarter at $25.0 billion, an increase of 15.7% from the same period last year.

     Asset quality remained excellent. The net charge-off ratio was 0.27% compared to 0.43% for the fourth quarter of last year. For the year, the net charge-off ratio is 0.23% compared to 0.36% in 2003. The ratio of nonperforming assets to loans and other real estate decreased to 0.52% from 0.58% last year. The allowance for loan losses was 1.36% of loans, which provides coverage of 330% of nonperforming loans; and the provision for loan losses covered net charge-offs by 1.63x for the quarter, and 1.83x for the full year.

     Net interest income grew 13.5% over the same quarter last year, as total loans grew 18.3% (15.4% excluding acquisitions and divestitures) and Synovus began to realize the positive impact of increasing interest rates. During the fourth quarter, Synovus changed its accounting methodology for loan origination fees and costs on a prospective basis. The change was not material to Synovus’ financial position, results of operations, or cash flows. The new methodology did however result in a decrease in loan fee income (a component of net interest income) with a corresponding decrease in personnel

Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports 15.7% Increase in Net Income for Fourth Quarter/p. 2

expense. For the fourth quarter, loan fee income decreased by $10.5 million compared to the third quarter. The decrease was primarily due to the change in methodology. Additionally, personnel expense for the fourth quarter reflects a reduction (deferral) of $9.2 million in loan origination costs also as a result of the change in methodology.

     The net interest margin before fees was 3.98% for the quarter and 3.92% for the year, up from 3.92% and 3.90%, respectively, for the same periods in 2003. On a sequential quarter basis, the net interest margin before fees increased by 8 basis points, reflecting the positive benefit of the recent interest rate increases. The net interest margin after fees for the fourth quarter was 4.13% compared to 4.25% for the previous quarter. This decrease was primarily due to the aforementioned change in accounting methodology.

     Net income for the Synovus Financial Services segment increased 18.7% over the fourth quarter of last year and 14.7% for the full year. Return on assets for this segment was 1.41% and return on equity was 17.09% for the quarter, compared to 1.39% and 17.07%, respectively, in the same period last year. Financial Services’ non-interest income was up 6.4% in the quarter as compared to the same period last year. Credit card fees increased by 21% in the fourth quarter compared to the same period last year. Fiduciary and asset management fees — which include trust, financial planning and asset management fees - were up 8.9%, compared to the fourth quarter last year. Financial Services’ non-interest expense was up 7.0% compared to the fourth quarter last year and down 1.9% compared to the third quarter of 2004. Financial Services’ efficiency ratio was 50.5% for the quarter and 52.1% for the year, compared to 52.7% and 53.3%, respectively, in 2003.

     TSYS reported net income of $43.0 million for the fourth quarter 2004 compared to $39.4 million last year. Diluted earnings per share for the quarter increased by 9.2% to $0.22, up from $0.20 last year. During the quarter, TSYS successfully completed the conversion of the Bank One portfolio, extended agreements with MBNA and First Tennessee, and was awarded a patent for TSYS ProphIT, its proprietary front-end workflow management system. TSYS announced yesterday that it was acquiring full ownership of Vital Processing Services. With the strength of TSYS’ core services, over 47 million accounts remaining in the conversion pipeline, and the addition of Vital Processing Services, TSYS expects its net income growth to be in the 19 — 22% range for 2005.

     Blanchard concluded, “Synovus exceeded its expectations for 2004 with the Financial Services segment maintaining excellent credit quality, improving margins, continuing strong loan growth, fee income growth, and continuing expense control. Additionally, TSYS met its expectations and realized many successes that will build foundations for future growth. As we look into 2005, one of the most exciting initiatives is our retail banking enhancement strategy. Through this new focus, we look to enhance the performance of our almost 300 branches or “stores” to deepen our customer relationships with our needs-based approach, complimented by modernized technology and merchandising, that will lead to more deposits and retail product sales. For 2005, we expect the economy will continue to expand, that short-term interest rates will continue to increase at least modestly towards more normal levels, the credit environment will remain favorable and that TSYS will perform within its range of guidance. Synovus will focus on growing deposits, managing loan growth, quality and mix, maintaining the margin, expanding fee income and continuing to refine our processes to improve efficiencies. Based on these assumptions, along with our excellent team members and strong balance sheet, we expect 12 — 15% earnings per share growth which equates to a range of $1.58 to $1.62 for 2005. This expectation includes the impact of stock option expense beginning in July 2005 and expense for new restricted stock awards beginning in the first quarter of 2005. The additional cost for both options and restricted stock awards represents approximately $0.03 per share for the full year 2005.”

Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports 15.7% Increase in Net Income for Fourth Quarter/p. 3

     Synovus will host an earnings highlights conference call at 4:30 p.m. ET, on January 19, 2005. The conference call will be available in the Investor Relations section of www.synovus.com under the “Conference Calls and Webcasts” tab. Please log on 5-10 minutes ahead of the call time.

     Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $25 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), the world’s largest third-party processor of international payments. Synovus has been named one of “The 100 Best Companies To Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. In 2004, Synovus was also named as one of “America’s Most Admired Companies”. See Synovus on the Web at www.synovus.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected growth in net income for 2005 and Synovus’ expected growth in earnings per share for 2005, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2005, the economy will continue to expand; short-term interest rates will continue to increase at least modestly toward normal levels; the credit environment will remain favorable; and TSYS will perform within its range of guidance. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ net income growth is lower that anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto; the impact of changes in accounting principles; the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.

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Post Office Box 120 / Columbus, GA 31902
www.synovus.com